Exhibit 10.2

MARVELL TECHNOLOGY GROUP LTD.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN

REFORMATION OF STOCK OPTION AGREEMENT

This Reformation of Stock Option Agreement is entered into by and between Weili Dai (the “Optionee”) and Marvell Technology Group Ltd., a Bermuda corporation (the “Company”), effective as set forth below.

Recitals

WHEREAS, the Company previously issued to the Optionee an option (the “Option”) to acquire 4,000,000 shares of common stock of the Company at an exercise price of $9.125 per share pursuant to a stock option agreement dated effective December 26, 2003 (the “Agreement”) under the Company’s Amended and Restated 1995 Stock Option Plan (all references to shares and per share prices in this Reformation of Stock Option Agreement are as adjusted for subsequent stock splits);

WHEREAS, based upon an internal review of the Company’s practices relating to stock option grants, the Company has now determined that the effective date of grant of the Option appears to be January 16, 2004 based upon the best information available to the Company;

WHEREAS, the Optionee takes no position with respect to the effective date of grant and instead defers to the Company’s determination;

WHEREAS, the Option has been exercised with respect to 1,916,666 shares before 2006; and

WHEREAS, the parties hereby reform the Agreement to reflect the exercise price per share required by the Plan for a grant on January 16, 2004, or $10.91, the fair market value of the common stock of the Company on January 16, 2004 (“Corrected Exercise Price”).

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

A.            The terms of the Option and Agreement are hereby reformed, effective December 26, 2003, to reflect that the exercise price per share with respect to the shares subject to the Option is $10.91.

B.            Upon execution of this Reformation of Stock Option Agreement on or before December 31, 2006, the Optionee shall pay to the Company the amount by which the Corrected Exercise Price exceeds the amount the Optionee paid for the shares subject to the portion of the Option that was exercised before 2006, or $3,421,249.

C.            The Optionee acknowledges that the Option is a nonstatutory stock option for income tax purposes.

D.            The terms of the Agreement not specifically reformed hereby remain in full force and effect.

E.             All defined terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Agreement.

F.             This Reformation of Stock Option Agreement shall be governed by the laws of the State of California.

G.            The Optionee has had an opportunity to consult with the Optionee’s personal tax, legal and investment advisors with regard to this Reformation of Stock Option Agreement, and is not relying on the Company or its agents for such advice.  The Optionee agrees that the Company shall not be liable for any costs, taxes, loss or damage that the Optionee may incur by entering into the Agreement or this Reformation of Stock Option Agreement; it being understood that the Optionee will not pursue a claim, whether by way of indemnification or otherwise (i) with respect to such costs, taxes, loss or damage, (ii) with respect to amounts paid to the Company pursuant to paragraph B of this Reformation of Stock Option Agreement or (iii) with respect to costs incurred in connection with the negotiation and preparation of this Reformation of Stock Option Agreement; provided, however, that nothing herein shall otherwise affect any rights of the Optionee to indemnification pursuant to the Company’s bye-laws or any other agreements or instruments of or with the Company or any of its subsidiaries.

The parties hereto have duly executed this Reformation of Stock Option Agreement on the dates set forth below.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Mike Tate

Name:	Mike Tate

Title:	VP & Treasurer of MSI

Date:	12/27/06	/s/ Weili Dai
Signature of Optionee

Weili Dai
Weili Dai

		Date:	12/27/06